UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, DC 20549

_____________________________________________________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2014
_____________________________________________________________

CPI INTERNATIONAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-173372-07 (Commission File Number)	90-0649687 (I.R.S. Employer Identification No.)
811 Hansen Way, Palo Alto, California 94303 (Address of Principal Executive Offices and Zip Code)
(650) 846-2900 (Registrant’s telephone number, including area code)
Not Applicable (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Credit Agreement
On April 7, 2014 (the “Closing Date”), CPI International, Inc. (the “Company”), its parent company, CPI International Holding Corp. (“Holdings”) and the Company’s domestic subsidiaries entered into a Credit Agreement (“Credit Agreement”) with UBS Securities LLC and MCS Capital Markets, LLC, as joint arrangers and bookrunners, and UBS AG, Stamford Branch, as swingline lender, administrative agent (“Administrative Agent”), collateral agent and issuing bank.
The Credit Agreement provides for Term B Loans in an aggregate principal amount of $310 million (“Term Loan”) and a $30 million revolving credit facility (“Revolver”), with a sub-facility of $15 million for letters of credit and $5 million for swingline loans.
Upon satisfaction of certain specified conditions, including pro forma compliance with a total leverage ratio, the Company may seek commitments for new term loans and revolving loans, not to exceed the sum of (A) $75,000,000, plus (B) the aggregate amount of all prepayments of Term Loans and permanent commitment reductions of the Revolver made prior to or simultaneously with the incurrence of new incremental commitments, plus (C) such additional amounts to the extent the Company maintains a first lien leverage ratio of 3.50:1 or less on a pro forma basis after giving effect to such incremental commitments (“Incremental Cap”). In addition, instead of incremental commitments of term loans under the Credit Agreement, the Company may utilize the Incremental Cap at any time by issuing or incurring incremental equivalent debt, outside of the Credit Agreement, which may be in the form of debt securities or loans, in each case upon satisfaction of certain specified conditions, including maintaining certain leverage ratios.
The Credit Agreement is guaranteed by Holdings and the Company’s domestic subsidiaries and is secured by substantially all of the assets of the Company and such guarantors.
Except as noted below, the Term Loan will mature on November 17, 2017 and the Revolver will mature on August 19, 2017. However, if, (A) in the case of the Term Loan, on or before November 17, 2017, and, in the case of the Revolver, on or before August 19, 2017, the Company has repaid or refinanced 65% or more of its 8.00% Senior Notes due 2018 (as amended, restated, supplemented or modified from time to time, the “Senior Notes”), or (B) the first lien leverage ratio as of August 19, 2017 is 2.50:1 or less on a pro forma basis, then the Term Loans will mature on April 7, 2021 and the Revolver will mature on April 8, 2019.
On the Closing Date, the Company borrowed the Term Loan, the proceeds of which were principally used to (A) pay in full all amounts due or outstanding under or in respect of the credit agreement dated as of February 11, 2011 among the Company, Holdings, the guarantors party thereto, UBS AG, Stamford Branch, as administrative agent, and the lenders and the other parties thereto, (B) to pay a dividend in an aggregate principal amount of $175,000,000 to the Company’s direct and/or indirect shareholders and (C) to pay fees, costs and expenses in connection with the foregoing, including consent fees in connection with the Consent Solicitation (as defined below). No borrowings were made under the Revolver on the Closing Date, but the Revolver may be used for general corporate purposes at any time after the Closing Date and prior to the maturity date of the Revolver.
Borrowings under the Credit Agreement will bear interest at a rate equal to, at the Company’s option, the London Interbank Offered Rate (LIBOR) or the Alternate Base Rate (ABR) plus the applicable margin. LIBOR and Base Rate borrowings under the Term Loan are subject to a 1.00% and 2.00% “floor”, respectively. The ABR is the greatest of (a) the base rate established by the Administrative Agent, (b) the Federal Funds Rate plus 0.50% and (c) adjusted LIBOR for a one-month interest period plus 1.00%. For Term Loans, the applicable margin will be 3.25% per annum for LIBOR borrowings and 2.25% per annum for ABR borrowings. The applicable margins under the Revolver, until delivery of financial statements for the first full fiscal quarter ending after the Closing Date, is 3.25% per annum for LIBOR borrowings and 2.25% for ABR Borrowings and thereafter, with respect to the Revolver only, will vary depending on the Company’s total leverage ratio, as defined in the Credit Agreement, and range from 3.25% to 3.00% for LIBOR borrowings and from 2.25% to 2.00% for ABR borrowings.
In addition to customary fronting and administrative fees under the Credit Agreement, the Company will pay letter of credit participation fees equal to the LIBOR margin per annum applicable to the Revolver on the average daily amount of the letter of credit exposure, and a commitment fee on the average daily unused commitments under the Revolver. The commitment fee with respect to the unused portion of the Revolver, until delivery of financial statements for the first full fiscal quarter ending after the Closing Date, is 0.500% per annum and thereafter, will vary depending on the Company’s leverage ratio, as defined in the Credit Agreement, and will range from 0.375% to 0.500% per annum.

The Term Loan will amortize in equal quarterly installments in annual amounts equal to 1.00% of the original principal amount of the Term Loan, with the remainder due on the Term Loan maturity date. The Company is required to prepay its outstanding loans under the Credit Agreement, subject to certain exceptions and limitations, with net cash proceeds received from certain events, including, without limitation (1) proceeds received from certain asset sales by Holdings or any of its restricted subsidiaries, (2) proceeds received from certain issuances of debt or certain disqualified capital stock by Holdings or any of its restricted subsidiaries, and (3) proceeds paid to Holdings or any of its restricted subsidiaries from casualty and condemnation events in excess of amounts applied to replace, restore or reinvest in any properties for which proceeds were paid within a specified period.
The Company will also be required to make annual prepayments within five Business Days after the date on which the financial statements with respect to each fiscal year are delivered, based on a calculation of excess cash flow, as defined in the Credit Agreement, less optional prepayments made during the fiscal year, with the exception that no excess cash flow payments are required for the fiscal year ending October 3, 2014. A prepayment premium of 1.00% of the aggregate principal amount of Term B Loans which are prepaid pursuant to a repricing transaction on or prior to the date that is six months following the Closing Date applies to any such prepayment of the Term Loans. The Company can otherwise make optional prepayments on the outstanding loans at any time without premium or penalty, except for customary “breakage” costs with respect to LIBOR loans.
The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Holdings and its restricted subsidiaries to: sell assets; engage in mergers and acquisitions; pay dividends and distributions or repurchase their capital stock; incur additional indebtedness or issue equity interests; make investments and loans; create liens or further negative pledges on assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; amend documents relating its Senior Notes to accelerate the dates principal payments are due thereon or make prepayments relating to subordinated indebtedness, the Senior Notes or permitted incremental debt outside of the Credit Agreement; and amend or waive provisions of charter documents in a manner materially adverse to the lenders. If on the last day of any period of four consecutive fiscal quarters, the aggregate principal amount of revolving loans, swingline loans and/or letters of credit (excluding letters of credit which have been cash collateralized) that are issued and/or outstanding is greater than 30% of the commitments under the Revolver, Holdings and its restricted subsidiaries must comply with a maximum total leverage ratio, calculated on a consolidated basis for Holdings and its restricted subsidiaries.
Subject in certain cases to applicable notice provisions and grace periods, events of default under the Credit Agreement include, among other things: failure to make payments when due; breaches of representations and warranties in the documents governing the Credit Agreement; non-compliance by Holdings, and/or the restricted subsidiaries with certain covenants; failure by Holdings and/or the restricted subsidiaries to pay certain other indebtedness or to observe any other covenants or agreements that would allow acceleration of such indebtedness; events of bankruptcy or insolvency of the Company, Holdings and/or the Company’s material subsidiaries; certain uninsured and unstayed judgments against the Company, Holdings and/or the Company’s material subsidiaries; impairment of the security interests in the collateral or the guarantees under the Credit Agreement; and a change in control, as defined in the Credit Agreement. If an event of default occurs and is continuing under the Credit Agreement, the entire outstanding balance may become immediately due and payable.
The description of the Credit Agreement above does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.
Some of the lenders (and/or affiliates of such lenders) under the Credit Agreement have provided, and in the future may provide various financial advisory, investment and corporate banking and general financing services to the Company or Holdings.
Senior Notes Supplemental Indenture
On April 7, 2014, the Company entered into a Third Supplemental Indenture (the “Third Supplemental Indenture”) among the Company, CPI Locus Microwave, Inc. and CPI Radant Technologies Division Inc. (the “New Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to the Indenture, dated as of February 11, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee. The Third Supplemental Indenture provides for the New Guarantors, as subsidiaries of the Company, to, jointly and severally with the other Guarantors, provide an unconditional guaranty of the Senior Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off−Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8−K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

Special Dividend

On April 2, 2014, the Board of Directors of the Company declared, contingent upon the receipt by the Company of the proceeds from the financing provided under the Credit Agreement, a special cash dividend in an aggregate amount of  $175 million to be paid to its sole stockholder of record as of the close of business April 2, 2014. The Company has since funded the dividend using such financing proceeds.

Consent Solicitation

On April 7, 2014, the remaining conditions to the Company’s solicitation of consents from holders of its Senior Notes (the “Consent Solicitation”), as described in the consent solicitation statement distributed to holders of Senior Notes by the Company on March 5, 2014 (the “Consent Solicitation Statement”), were satisfied or waived by the Company and the Company paid the consent payment specified in the Consent Solicitation Statement (the “Consent Payment”) to those holders of the Senior Notes who had delivered a duly executed consent prior to the expiration time of the Consent Solicitation. Upon payment of the Consent Payment, the amendments to the Indenture contained in the Second Supplemental Indenture, as described in the Current Report on Form 8-K filed by Holdings on March 12, 2014, became operative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPI INTERNATIONAL HOLDING CORP.
(Registrant)

Dated:	April 9, 2014	/s/ JOEL A. LITTMAN
Joel A. Littman Chief Financial Officer